09-XX
For further information:
John F. Walsh
Vice President - Investor Relations
Southern Union Company
212-659-3208

SOUTHERN UNION ANNOUNCES 1Q RESULTS;
REAFFIRMS 2009 GUIDANCE

• First Quarter Adjusted EPS of $.59; Reported EPS of $.36

HOUSTON, May 11, 2009 – Southern Union Company (NYSE: SUG) today reported net earnings available for common stockholders for the quarter ended March 31, 2009 of $44.1 million ($.36 per share) compared with $78.6 million ($.64 per share) in the prior year.

Adjusted net earnings available for common stockholders for the current quarter were $73.1 million ($.59 per share).  Adjusted net earnings for the quarter exclude a $10.1 million ($.08 per share) charge to increase the provision for repair and abandonment costs as a result of damage to the company’s Sea Robin pipeline system caused by Hurricane Ike and a $9.7 million ($.08 per share) mark-to-market unrealized loss on open economic hedges of 2009 processing spreads.  Adjusted net earnings include a $9.2 million ($.07 per share) mark-to-market gain on economic hedges which was recognized in a prior accounting period but excluded from the prior period’s adjusted earnings.  Adjusted items are shown on an after-tax basis.  By calculating adjusted net earnings available for common stockholders, the company believes it presents its earnings in a manner more consistent with the presentation used by the investment community in its evaluation of the company's earnings.  A reconciliation of net earnings to adjusted net earnings for the quarter is set forth in the following table.

	Three months ended March 31,
($000s, except per share amounts)	2009	2008
Net earnings available for common stockholders	$44,086	$78,567
After-tax adjustments:
Increase to provision for repair and abandonment costs	$10,091	$-
MTM loss on open economic hedges	$9,723	$-
MTM gain recorded in prior accounting period	$9,172	$-
Adjusted net earnings available for common stockholders	$73,072	$78,567
Reported net earnings per share available for common stockholders	$0.36	$0.64
Adjusted net earnings per share available for common stockholders	$0.59	$0.64

The company further estimates that Hurricane Ike negatively impacted the quarter by an additional $2.1 million ($.02 per share) on an after-tax basis, a result of a $3.4 million reduction in transportation revenue compared to the prior year due to reduced volumes flowing after Hurricane Ike.

For the three months ended March 31, 2009, net operating revenues, calculated as revenue less cost of gas and other energy and revenue-related taxes, decreased $37.0 million or 11.4% to $286.6 million from $323.6 million in the prior year.  Adjusted net operating revenues, which includes the adjustments for mark-to-market accounting, was $316.8 million during the quarter, or a decrease of $6.8 million.  A reconciliation of operating revenue to net operating revenue and adjusted net operating revenue is available at the end of this press release.  The decrease in net operating revenue was primarily related to lower realized commodity prices at the company’s gathering and processing segment.

The company uses earnings before interest and taxes (“EBIT”), or adjusted EBIT, as appropriate, as its primary measures of evaluating financial performance.  EBIT and adjusted EBIT are non-GAAP measures and should be used in conjunction with net earnings and other financial measures such as operating income or net cash flows provided by operating activities.  For the three months ended March 31, 2009, Southern Union reported adjusted EBIT of $160.5 million compared with adjusted EBIT of $170.6 million in the prior period.  The decrease was primarily related to lower realized commodity prices at the company’s gathering and processing segment.  By calculating adjusted EBIT, the company believes it presents its financial performance in a manner more consistent with the presentation used by the investment community in its evaluation of the company's financial performance.  A reconciliation of EBIT to adjusted EBIT and EBIT to net earnings is available at the end of this press release.

Management’s Perspective

Commenting on the quarter, George L. Lindemann, chairman and CEO, said, “Given the overall commodity price environment of the first quarter, we were pleased with the operational and financial results of the company.  Our stable, fee based businesses continue to drive results in line with our expectations and as such we are pleased to reaffirm our 2009 earnings guidance.”

President and COO Eric D. Herschmann added, “We are happy with the continued progress that we are making on our organic growth projects.  Trunkline LNG’s Infrastructure Enhancement Project remains on track for an early third quarter in service date.  Additionally, the recent senior note offering at our Florida Gas Transmission affiliate, which will help support the Phase VIII expansion project, was very well received by the market.”

Key Factors Impacting First Quarter 2009 Performance Relative to Prior Year

•
Southern Union’s transportation and storage segment posted adjusted EBIT of $109.3 million, compared with $114.1 million in the prior year.  Adjusted EBIT for the quarter excludes a $16.1 million charge to increase the provision for repair and abandonment costs as a result of damage to the company’s Sea Robin pipeline system caused by Hurricane Ike.  The $4.8 million decrease was primarily attributable to a $4.3 million decrease in adjusted EBIT at Panhandle Energy, which includes Panhandle Eastern Pipeline Company, LP and its subsidiaries.  Panhandle Energy saw higher operating revenues of $5.2 million, offset by higher operating expenses of $6.1 million and higher depreciation and amortization expense of $2.8 million.  The increase in operating revenues was largely due to a $5 million increase in parking revenue, a $2.2 million increase in reservation revenue, primarily a result of the Trunkline Field Zone Expansion project, offset by a $3.4 million decrease in transportation commodity revenue as a result of lower volumes flowing on the company’s Sea Robin system following Hurricane Ike.  The operating expense increase includes $2 million of contract storage costs resulting from an increase in leased storage capacity, a $1.3 million charge to record a lower of cost or market adjustment for system gas and a $1.2 million increase in LNG power costs recovered through a reimbursement mechanism.

•
The gathering and processing segment reported adjusted EBIT of $18.7 million compared with $28.6 million in the prior year.  Adjusted EBIT for the quarter excludes $15.5 million of mark-to-market unrealized losses on open economic hedges of 2009 processing spreads and includes $14.6 million of mark-to-market gains recognized in a prior accounting period, but excluded from the prior period’s adjusted earnings.  Gross margin decreased by $12.1 million, after accounting for the mark-to-market adjustments, primarily due to lower realized natural gas and natural gas liquids prices.  Operating expenses decreased by $3.3 million, primarily due to a $1.1 million decrease in maintenance and contract service costs as a result of the company’s 2009 cost reduction initiative, a $500,000 decrease in chemical and lubricant costs and a $400,000 decrease in utility costs.  Depreciation expense increased by $1 million during the period due to an increase in property, plant and equipment.

•
EBIT for the company’s distribution segment increased $3.2 million to $31.6 million for the quarter.  Increased EBIT for the segment was largely due to a $3.5 million insurance settlement received during the quarter.

2009 Earnings Guidance

Southern Union reaffirms its 2009 net earnings of $1.45 to $1.60 per share (GAAP basis) and adjusted net earnings of $1.75 to $1.90 per share.  Adjusted net earnings attribute the impact of previously-accrued mark-to-market unrealized gains on economic hedges of 2009 processing spreads to 2009 adjusted net earnings.  Adjusted net earnings also exclude the increase to the provision for repair and abandonment costs as a result of damage to the company’s Sea Robin pipeline system caused by Hurricane Ike.

Quarterly Report on Form 10-Q

Southern Union will provide additional information about its first quarter 2009 results in its quarterly report on Form 10-Q expected to be filed today with the Securities and Exchange Commission.  Once made, this filing may be accessed through the Investors section of the company’s web site at www.sug.com.

Investor Call & Webcast

Southern Union will host a live investor call and webcast today at 9:00 a.m. Eastern time to discuss results, recent events and outlook.  To access the call, dial 866-700-6979 (international callers dial 617-213-8836) and enter the passcode 99150075.  A replay of the call will be available for one week after the event by dialing 888-286-8010 (international callers dial 617-801-6888) and entering passcode 16283492.  The webcast may be accessed online through the Investor’s section of the company’s web site at www.sug.com.

About Southern Union Company

Southern Union Company, headquartered in Houston, is one of the nation’s leading diversified natural gas companies, engaged primarily in the transportation, storage, gathering, processing and distribution of natural gas. The company owns and operates one of the nation’s largest natural gas pipeline systems with approximately 20,000 miles of gathering and transportation pipelines and North America’s largest liquefied natural gas import terminal, along with serving more than half a million natural gas end-user customers in Missouri and Massachusetts.  For further information, visit www.sug.com.

Forward-Looking Information

This news release includes forward-looking statements.  Although Southern Union believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize.  Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are enumerated in Southern Union’s Forms 10-K and 10-Q as filed with the Securities and Exchange Commission.  The Company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the Company, whether as a result of new information, future events, or otherwise.

Select Financial Information

The following table sets forth unaudited financial information for the company for the three months ended March 31, 2009 and 2008.

	Three months ended March 31,
	2009	2008
	(In thousands, except per share amounts)

Operating revenues	$683,863	$952,698

Operating expenses:
Cost of gas and other energy	380,062	610,169
Operating, maintenance and general	128,677	108,910
Depreciation and amortization	52,470	48,623
Revenue-related taxes	17,206	18,950
Taxes, other than on income and revenues	13,741	12,491
Total operating expenses	592,156	799,143
Operating income	91,707	153,555

Other income (expenses):
Interest expense	(48,370)	(50,701)
Earnings from unconsolidated investments	16,573	16,729
Other, net	5,962	338
Total other income (expenses), net	(25,835)	(33,634)

Earnings before income taxes	65,872	119,921

Federal and state income tax expense	19,615	37,013

Net earnings	46,257	82,908

Preferred stock dividends	(2,171)	(4,341)

Net earnings available for common stockholders	$44,086	$78,567

Net earnings available for common stockholders per share:
Basic	$0.36	$0.65
Diluted	$0.36	$0.64

Dividends declared on common stock per share	$0.15	$0.15

Weighted average shares outstanding:
Basic	124,045	121,803
Diluted	124,075	122,139

Select Financial Information Continued

The following table sets forth certain selected financial information for the company for the periods presented.

	March 31,	December 31,
	2009	2008
	(In thousands of dollars)
Total assets	$7,817,558	$7,997,907
Long Term Debt	3,157,069	3,257,434
Short term debt and notes payable	464,165	462,082
Preferred stock	115,000	115,000
Common equity	2,283,878	2,252,952
Total capitalization	6,020,112	6,087,468

	Three months ended March 31,
	2009	2008
Cash flow information:	(In thousands of dollars)
Cash flow provided by operating activities	$236,730	$239,554
Changes in working capital	121,341	74,823
Net cash flow provided by operating activities
before changes in working capital	115,389	164,731
Net cash flow used in investing activities	(118,565)	(215,598)
Net cash flow provided by financing activities	(116,954)	3,043
Change in cash and cash equivalents	$1,211	$26,999

Select Non-GAAP Financial Information

The following table sets forth certain selected financial information for the company’s segments for the periods presented.

	Three Months Ended March 31,
Segment Data	2009	2008
	(In thousands)
Revenues from external customers:
Transportation and Storage	$192,295	$187,051
Gathering and Processing	168,305	415,662
Distribution	322,024	348,635
Total segment operating revenues	682,624	951,348
Corporate and other	1,239	1,350
	$683,863	$952,698

Depreciation and amortization:
Transportation and Storage	$27,863	$25,061
Gathering and Processing	16,413	15,470
Distribution	7,671	7,572
Total segment depreciation and amortization	51,947	48,103
Corporate and other	523	520
	$52,470	$48,623

EBIT:
Transportation and Storage segment	$93,222	$114,100
Gathering and Processing segment	(11,433)	28,556
Distribution segment	31,638	28,482
Corporate and other	815	(516)
Total EBIT	114,242	170,622
Interest expense	48,370	50,701
Earnings before income taxes	65,872	119,921
Federal and state income tax expense	19,615	37,013
Net Earnings	46,257	82,908
Preferred stock dividends	2,171	4,341
Net earnings available for common stockholders	$44,086	$78,567

The Company evaluates segment performance based on several factors, of which the primary financial measure is earnings before interest and taxes (EBIT).  EBIT allows management and investors to more effectively evaluate the performance of all of the Company’s consolidated subsidiaries and unconsolidated investments.  The Company defines EBIT as net earnings available for common shareholders, adjusted for: (i) items that do not impact earnings, such as extraordinary items, discontinued operations and the impact of changes in accounting principles; (ii) income taxes; (iii) interest; (iv) dividends on preferred stock; and (v) loss on extinguishment of preferred stock.

Select Non-GAAP Financial Information

The following tables set forth a reconciliation of EBIT to adjusted EBIT (a non-GAAP measure) for the company and select business segments for the three months ended March 31, 2009 and 2008.

	Three months ended March 31,
	2009	2008
	(In thousands of dollars)
Southern Union Company:
Reported EBIT	$114,242	$170,622
Adjustments:
Increase to provision for repair and abandonment costs	16,106	-
Mark-to-market losses on open economic hedges	15,518	-
Mark-to-market gains recognized in prior periods	14,639	-
Adjusted EBIT	$160,505	$170,622

Gathering & processing segment:
Reported EBIT	$(11,433)	$28,556
Adjustments:
Mark-to-market losses on open economic hedges	15,518	-
Mark-to-market gains recognized in prior periods	14,639	-
Adjusted EBIT	$18,724	$28,556

Transportation & storage segment:
Reported EBIT	$93,222	$114,100
Adjustments:
Increase to provision for repair and abandonment costs	16,106	-
Adjusted EBIT	$109,328	$114,100

Select Financial Information Non-GAAP

The following tables set forth a reconciliation of operating revenues to net operating revenues and adjusted net operating revenues for the company for the three months ended March 31, 2009 and 2008.

	Three Months Ended March 31,
	2009	2008
	(In thousands of dollars)
Operating revenues	$683,863	$952,698
Cost of gas and other energy	(380,062)	(610,169)
Revenue-related taxes	(17,206)	(18,950)
Net operating revenues	286,595	323,579
Adjustments:
Mark-to-market losses on open economic hedges	15,518	-
Mark-to-market gains recognized in prior periods	14,639
Adjusted net operating revenues	$316,752	$323,579

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